Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Marc Katz, Chief Financial Officer	Joe Hassett
(856) 768-4957	(610) 642-8253
A.C. Moore Reports First Quarter 2008 Results
•	Gross margin improves 190 basis points versus last year

•	Ending cash position of $53.2 million
Berlin, New Jersey, May 12, 2008 – A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced results for the first quarter ended March 31, 2008.
Sales for the first quarter of 2008 were $126.5 million, a decrease of 6.5%, compared to sales of $135.4 million during the first quarter of 2007. Comparable store sales decreased by 11.6% versus the same period in 2007. The net loss was $1.8 million, or $0.09 per share, compared with net income of $0.3 million, or $0.02 per share, in the first quarter of 2007. First quarter results include costs of $0.01 per share related to the inventory restatement and costs of $0.03 per share related to increasing a state tax reserve.
Rick A. Lepley, Chief Executive Officer, stated, “We are pleased with our continued improvement in gross margin. Halfway through the second quarter we have seen an improvement in the comp sales trend and we are hopeful that can be sustained throughout the balance of the quarter. We are continuing our work on improving our overall level of execution at the store and corporate level and installing state of the art systems.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Monday, May 12, 2008 to discuss first quarter 2008 results. To participate in the conference call, please call 800-559-6679 and provide the operator with passcode #46960981. If you are unable to access the live call, please dial 800-642-1687 and enter pin #46960981 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Monday, May 12, 2008 and will remain available until Monday, May 26, 2008 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.

About A.C. Moore:
A.C. Moore provides a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company serves customers through its 137 stores located in the Eastern United States from Maine to Florida and nationally via its ecommerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
# # #
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, how well the Company manages its growth, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting, risks related to the Company’s recent restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.
[Tables to Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	March 31,
	2008	2007
		(as restated)

ASSETS

Current assets:
Cash and cash equivalents	$53,239	$67,757
Inventories	134,340	122,556
Prepaid expenses and other current assets	25,976	20,608

	213,555	210,921

Property and equipment, net	99,182	96,882
Other assets	2,023	1,318

	$314,760	$309,121

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,571	$2,571
Trade accounts payable	48,323	47,045
Other current liabilities	18,901	19,287

	69,795	68,903

Non-current liabilities:
Long-term debt	18,429	21,000
Deferred and other tax liabilities	9,719	6,867
Accrued lease liability	20,105	19,184

	48,253	47,051

	118,048	115,954

Shareholders’ Equity	196,712	193,167

	$314,760	$309,121

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2008	2007
		(as restated)

Net sales	$126,544	$135,380
Cost of sales	72,433	80,069

Gross Margin	54,111	55,311
Selling, general and administrative expenses	55,610	54,393
Management Change Costs	—	290
Store pre-opening expenses	628	314

Income from operations	(2,127)	314
Net interest expense (income)	306	(233)

Income before income taxes	(2,433)	547
Provisions for income taxes	(666)	202

Net income	$(1,767)	$345

Basic net income per share	$(0.09)	$0.02

Diluted net income per share	$(0.09)	$0.02

Weighted average shares outstanding	20,298,601	20,180,682

Weighted average shares outstanding plus impact of stock options	20,298,601	20,279,556